Exihibit 99.1

                                                   CONTACTS:

                                        MEDIA: Ashley Crosby
                                    Davidson, (816) 201-1580
                                          acrosby@cerner.com

                                          INVESTORS: Marc G.
                                    Naughton, (816) 201-2525
                                        mnaughton@cerner.com

                                           CERNER'S INTERNET
                                                   HOMEPAGE:
                                       http://www.cerner.com


     CERNER ACQUIRES ADAC HEALTHCARE INFORMATION SYSTEMS

KANSAS CITY, Mo. - NOVEMBER 21, 2000 - Cerner is pleased to announce the completion of its previously announced acquisition of ADAC Health Care Information Systems (HCIS) from ADAC Laboratories for approximately $6 million in cash. ADAC HCIS produces information and image management solutions for radiology departments. This acquisition is expected to be non-dilutive in 2001 and is expected to contribute positively to earnings in 2002.

"There is significant synergy between ADAC HCIS and Cerner in terms of our cultures, shared architectures and commitment to radiology as one of the most vital diagnostic centers of healthcare," said Neal L. Patterson, Cerner chairman and chief executive officer. "This acquisition broadens our market presence and enhances our knowledge capital in radiology. These additional footprints within the radiology segment further Cerner's mission to make healthcare smarter, safer and more efficient."

"In addition to the many clients of both ADAC HCIS and Cerner, we welcome more than 125 new clients to Cerner and believe they will benefit from our industry-leading client service, commitment to innovation and continued support for QuadRISO and MARSO," said Patterson. "These clients represent some of the most prestigious and innovative healthcare organizations in America. Cerner will deliver the much-anticipated QuadRIS upgrade planned for spring 2001. While the functionality of QuadRIS and Cerner's world-class radiology solution, RadNet, will merge over time, Cerner will provide a smooth technology and financial upgrade path for these products."

"Clinical imaging is a critical component of the electronic medical record and plays an increasing role in the diagnostic and therapeutic treatment of patients," said
Patterson.  "In  fact,  the marketplace  for  PACS  (picture archiving and communications systems) image management solutions is growing at three times the rate of the radiology information systems market. Cerner will integrate specific, proven ADAC HCIS PACS technology from the EnvoiO suite of image management products into the HNA Millennium platform to provide the most complete and integrated radiology offering in the world."

"The experience, knowledge and client service mentality of the staff at ADAC HCIS complements Cerner's world-class team of radiology experts," said Trace Devanny, president of Cerner. "We will maintain an office in Houston for these new Cerner associates and look forward to merging our visions for transforming healthcare through product innovation in radiology."

Cerner Corporation (Nasdaq: CERN, www.cerner.com) is the leading supplier of clinical and management information and knowledge systems to more than 1,200 healthcare organizations worldwide. Cerner's mission is to connect the appropriate persons, knowledge, and resources at the appropriate time and location to achieve the optimal health outcome. The company's vision is to improve the health of communities through innovation and investments in information technology. Cerner strives to transform the healthcare delivery system by increasing the quality of care, improving efficiencies, eliminating medical error and connecting the individual to the system with innovative information solutions. HNA Millennium is Cerner's comprehensive suite of solutions that promote personal and
community   health   management

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by  connecting   consumers,
clinicians and healthcare organizations into a streamlined, unified single care process. HNA Millennium applications work on a cohesive platform that is open, intelligent and scalable, allowing vital health information to be accessed and shared throughout the healthcare system. Cerner . we make healthcare smarter. The following are trademarks of Cerner Corporation: Cerner, HNA Millennium, RadNet, QuadRIS, Envoi and MARS. The name ADAC HCIS has been changed to Cerner Radiology Information Systems, Inc.

This release may contain forward-looking statements that involve a number of risks and uncertainties. It is important to note that the Company's performance, financial condition or business could differ materially from those expressed in such forward-looking statements. The words "will," "expect" and similar expressions are intended to identify such forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to: the inability to achieve expected synergies, the successful integration and market acceptance of the product technologies, variations in the Company's quarterly operating results, volatility of the Company's stock price, market risk of investments, changes in the healthcare industry, significant competition, the Company's proprietary technology may be subjected to infringement claims or may be infringed upon, regulation of the Company's software by the U.S. Food and Drug Administration or other government regulation, the possibility of product-related liabilities and possible failures or defects in the performance of the Company's software. Additional discussion of these and other factors affecting the company's business is contained in the company's periodic filings with the Securities and Exchange Commission. The company undertakes no obligation to update forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes in future operating results, financial condition or business over time.


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